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                                                                    EXHIBIT 99.1


[UICI LOGO]                               [HEALTHPLAN SERVICES CORPORATION LOGO]

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UICI                                            HealthPlan Services Corporation
Contact: Warren B. Idsal, Vice President        Contact: Phillip S. Dingle, Executive VP
4001 McEwen, Suite 200                          3501 Frontage Road
Dallas, Texas 75244                             Tampa. Florida  33607
Phone: (972) 392-6700                           Phone:  (813) 289-1000
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       UICI ANNOUNCES AGREEMENT TO ACQUIRE HEALTHPLAN SERVICES CORPORATION

Pending Acquisition Creates One of the Largest Players in the Healthcare Technology Industry

DALLAS TX -- OCT 5, 1999 --- UICI (NYSE: UCI) and HealthPlan Services Corporation (NYSE: HPS) announced today that their respective boards of directors unanimously approved a definitive agreement for UICI to acquire HealthPlan Services in a stock-for-stock merger transaction. Upon completion of the pending acquisition, HPS will become a wholly-owned, separately operated subsidiary of UICI. Following the merger and after combining UICI's related third party administration (TPA) and health care transaction activities, HealthPlan Services will become one of the pre-eminent health claim and administration processing companies in the healthcare technology industry. After the merger, HPS will cover close to 5 million lives with annual volume of approximately 20 million claims.

The value of the transaction will be determined based on UICI's average closing stock price over the 20 consecutive trading days immediately prior to closing. The merger agreement provides that, if the average closing price per share of UICI stock is between $28.00 and $30.00, HPS holders are assured of receiving UICI shares with a value of $9.50 per share of HPS common stock. Assuming an average closing price of $25-15/16 (UICI's closing share price at October 5, 1999), UICI would issue approximately 4.6 million shares of its stock in the merger and the purchase price would be approximately $120.2 million plus the assumption of approximately $93.0 million of HPS debt. In such event, HPS holders would receive UICI shares with a value of $8.80 per share. HPS' outstanding debt will be refinanced by UICI in connection with this transaction. It is expected that the merger will be tax-free to HealthPlan Services and its stockholders.

The transaction is expected to be neutral or non-dilutive in 2000 to UICI's earnings per share before goodwill amortization ("cash earnings") and to be significantly accretive in 2001. UICI believes that the acquisition of HPS will create opportunities to achieve significant cost savings




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that will allow the combined operation to compete aggressively in the healthcare transaction and information marketplace. UICI estimates that annual cost savings of $6.2 million are achievable in 2001 - the first full year of operation - increasing to $9.9 million annually by 2003. These cost savings are anticipated to result from better utilization of the combined administrative centers, implementation of various technologies throughout the combined operation and economies of scale. UICI believes that, in the transaction processing business, combining size and large numbers of transactions together with leading edge technology is critical to success. The acquisition of HPS substantially furthers UICI's strategy to combine size with its proven technology platforms and solutions.

UICI believes it will be well-positioned to participate in the healthcare transaction, technology, insurance and network-provider marketplace through its ownership in HPS, Insurdata and other subsidiaries and business units at UICI and its investment interest in HealthAxis.com, Inc. The acquisition of HPS further enhances the strategy of participating end-to-end in the healthcare transaction and information industry and creates strong synergies among UICI's various operating units and companies. There are also major advantages created through utilizing HPS's managed care platform (NPPN) throughout the combined company and across a much broader reach of customers and claims.

After the merger, UICI will own approximately 10 percent of HealthAxis.com, Inc., which is 72 percent owned by Provident American Corporation (NASDAQ:
PAMC). HealthAxis.com is the Internet's leading fully transactional health insurance Website and a fully transactional, digital insurance agent. Through its interactive, user-friendly, one stop healthcare insurance Website, http://www.healthaxis.com, HealthAxis.com provides customers with access to and the ability to purchase a full range of flexible insurance products and services. HealthAxis.com also provides product and health information, instant price quotes, electronic application processing, online billing and claims status, policy and personal information changes and a customer hotline.

Through its wholly-owned national health insurance agency subsidiaries, UGA (http://www.uga.com) and CMA (http://www.cma.com.), UICI has approximately 4,000 dedicated agents writing primarily health insurance and indemnity products for the self-employed marketplace. UICI covers approximately 500,000 lives, generating approximately 2.5 million claims annually. UICI has been able to become a leader in this market by using sophisticated technology solutions designed, installed and managed by Insurdata Incorporated (http://www.Insurdata.com), a wholly-owned subsidiary of UICI. Insurdata is a leading supplier of technology solutions for healthcare administration, providing technology answers in the areas of claims and administrative workflow and processing transactions. These technology solutions have enabled UICI to reduce administrative costs and claims turnaround time and improve information access.

UICI intends to combine several technology products developed by Insurdata with the HPS platform to substantially reduce costs while significantly enhancing customer satisfaction and fulfillment and substantially improving the customer experience with HPS. Insurdata has developed a Web-enabled electronic commerce application for healthcare administration that provides 7x24 hour self-service access to claims status and eligibility information for employers, employees, insureds, and providers. The product's functionality includes eligibility status inquiry, online benefit documents, access to claims status and history, flexible spending account




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status, ability to make basic eligibility changes and new hire benefit elections, as well as electronic mail capability via the Internet. Utilizing electronic forms and workflow management solutions to customize a system to fit an administrator's specific needs, Insurdata has also developed a new interactive benefits management system that greatly simplifies the administration of employee benefits for plan administrators and human resource departments. Finally, Insurdata has developed an interactive voice response product that allows carriers and TPAs to improve customer service and reduce administrative costs by automating healthcare benefits processing functions.

James K. Murray, Jr., Chairman and Chief Executive Officer of HPS, will join UICI's board of directors following the merger, and Steven K. Arnold, presently head of UICI's student health insurance division, will become President and Chief Executive Officer at HPS.

"HealthPlan Services complements our Internet enabled technology platform with a leader in health care claims processing to further enhance our position as a progressive technology-based company. Together with Insurdata, a demonstrated leader in advanced technology solutions for healthcare administration, UICI will be able to create an even more robust capacity for serving our markets through electronic commerce and the internet. The merger will continue our strategic diversification into the health related transaction marketplace and will bring substantial size and scale to the technology platform, allowing us to further drive down transactional costs while enhancing the customer experience with us," said Gregory T. Mutz, President and Chief Executive Officer of UICI.

James K. Murray, Jr., Chairman and Chief Executive Officer of HealthPlan Services said, "We are delighted to be joining forces with a financial, technology and insurance powerhouse like UICI. In addition, we are happy to announce a transaction that we believe is good for our shareholders and our customers and gives this company the wherewithal to take advantage of a substantial opportunity in the emerging and ever-changing healthcare marketplace. The company's progressive management team has a clear vision and strategy for growth through technology, and have the ability to profitably guide HPS into the next millenium. This pending merger is a consolidation of valuable strategic resources in healthcare administrative services and will generate significant synergies."

The transaction is subject to limited closing conditions, documentation of the refinancing of UICI's and HPS' bank lines, as well as approval by HealthPlan Services' shareholders. The transaction is expected to be completed in early 2000.

ABOUT UICI:

UICI is a diversified financial services company headquartered in Dallas, Texas. Through its subsidiaries, UICI offers insurance and financial services to niche consumer and institutional markets. The Company provides health insurance to the self-employed and student marketplace; provides technology and outsourcing solutions to the health insurance and health care markets, issues credit cards to individuals with no credit or troubled credit histories; provides a variety of financial services and products to college, university and graduate students, including originating, funding, and servicing federally-guaranteed student loans; and manages blocks of life insurance.

For more information on UICI, please visit the Web site located at www.uici.net



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ABOUT HPS:

HealthPlan Services is a leading managed health care services company, providing enrollment, billing and collection, claims administration, and risk management services for health care payors and providers. HPS customers include insurance companies, HMOs and other managed care organizations, and organizations with self-funded health care plans. Based in Tampa, Florida, the company serves approximately 140,000 businesses throughout the United States, a number of small group and carrier partners, and several significant Taft-Hartley clients.

For more information on HealthPlan Services, please visit the Web site located at www.healthplan.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

Certain statements in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions; changes in the regulatory environment; levels of competition (including managed health care competition in the health industry); availability of, and volatility of interest rates associated with, funding sources to originate student loans and credit card receivables; the ability of the Company and its third party vendors to become Year 2000 Ready; and other factors described in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.




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